Exhibit 99.1

Civista Bancshares, Inc. Announces First Quarter 2021 Financial Results

Sandusky, Ohio, April 23, 2021 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three months ending March 31, 2021.

First quarter highlights

•	Net income of $10.8 million, or $0.68 per diluted share, for the first quarter of 2021, compared to $7.8 million, or $0.47 per diluted share, for the first quarter of 2020.

•

COVID–19 loan deferrals in effect were 3.4% of total loans at period end, compared to 3.6% at December 31, 2020 and 21.3% at June 30, 2020. The bank has not experienced any specific loan losses attributed to COVID–19 closures in 2020 or 2021.

•	Quarterly dividend increased to $0.12 which is equivalent to a yield of 2.09% based on the March 31, 2021 market close of $22.94 and a dividend payout ratio of 17.65%.

•	Recorded quarterly gain on sale of mortgage loans of $2.7 million compared to $827 thousand for the same period last year.

“I am very pleased with the results of the first quarter of 2021. Our mortgage business set a record for the most revenue in a quarter in our Company’s history. We continue to work toward a digital transformation with our online and mobile banking and expect to have new offerings in these areas before the end of the second quarter. In the midst of increasing our digital offerings we are constantly looking at our branch footprint. We will be closing two of our smaller offices in July. We have continued to manage capital through our stock repurchase program as well as dividends. We announced this week a new stock repurchase authorization and increased in our dividend in January 2021.” said Dennis G. Shaffer, President and CEO of Civista.

Results of Operations:

For the three-month period ended March 31, 2021 and 2020

Net interest income increased $1.7 million, or 7.7%, for the first quarter of 2021 compared to the same period of 2020, due to a $723 thousand increase in interest income of as well as a decrease in interest expense of $1.0 million. Interest income included $3.1 million of accretion of Paycheck Protection Program (“PPP”) loan fees during the quarter.

Interest income increased $723 thousand, or 2.9%, for the first quarter of 2021. Average yields decreased 107 basis points which resulted in a $3.6 million decrease in interest income. Average earning assets increased $774.5 million, which resulted in a $4.3 million increase in interest income. PPP loans accounted for $248.7 million of the increase in average earning assets at a yield of 6.07%, including fee accretion. Removing the impact of PPP loans, the yield on earning assets would have been 22 basis points lower. Included in interest income is $3.1 million of accretion of PPP fees as well as accretion income associated with purchased loan portfolios of $622 thousand.

Interest expense decreased $1.0 million, or 34.3%, for the first quarter of 2021, compared to the same period last year. The average rate paid on interest-bearing liabilities decreased 39 basis points, while average interest-bearing liabilities increased $332.9 million.

Net interest margin decreased 80 basis points to 3.30% for the first quarter of 2021, compared to 4.10% for the same period a year ago.

In addition to the PPP loans, earning assets were inflated by a $5.6 billion influx of stimulus funds in early January. While the funds were only in the Company’s Fed account for a short time, they increased average earning assets by $258 million for the quarter and reduced net interest margin by 30 basis points.

These funds were in addition to the cash normally generated by the Company’s tax refund processing program that contributed $126 million in average interest-bearing cash balances during the quarter.

PPP loans averaged $258.7 million during the quarter at an average yield of 6.07% including the related fee accretion which increased the margin by 26 basis points.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended March 31,
	2021			2020
	Average		Yield/	Average		Yield/
Assets:	balance	Interest	rate *	balance	Interest	rate *
Interest-earning assets:
Loans **	$2,069,419	$22,783	4.47%	$1,725,685	$21,673	5.05%
Taxable securities	174,740	1,275	3.08%	187,604	1,416	3.13%
Non-taxable securities	207,573	1,518	4.12%	197,583	1,512	4.22%
Interest-bearing deposits in other banks	554,921	149	0.11%	121,296	401	1.33%

Total interest-earning assets	$3,006,653	25,725	3.55%	$2,232,168	25,002	4.62%

Noninterest-earning assets:
Cash and due from financial institutions	27,760			168,350
Premises and equipment, net	22,509			22,737
Accrued interest receivable	8,569			6,751
Intangible assets	84,862			85,083
Bank owned life insurance	46,062			28,550
Other assets	37,162			45,086
Less allowance for loan losses	(25,590)			(14,927)

Total Assets	$3,207,987			$2,573,798

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,248,717	$343	0.11%	$894,892	$606	0.27%
Time	284,042	917	1.31%	280,701	1,379	1.98%
FHLB	125,000	443	1.44%	157,749	581	1.48%
Other borrowings	—	—	0.00%	610	2	1.32%
Subordinated debentures	29,427	186	2.56%	29,427	313	4.28%
Repurchase agreements	31,178	8	0.10%	22,123	6	0.11%

Total interest-bearing liabilities	$1,718,364	1,897	0.45%	$1,385,502	2,887	0.84%

Noninterest-bearing deposits	1,100,023			799,540
Other liabilities	39,975			56,154
Shareholders’ equity	349,625			332,602

Total Liabilities and Shareholders’ Equity	$3,207,987			$2,573,798

Net interest income and interest rate spread		$23,828	3.10%		$22,115	3.78%

Net interest margin			3.30%			4.10%

*

- Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $407 thousand and $406 thousand for the periods ended March 31, 2021 and 2020, respectively.

**	- Average balance includes nonaccrual loans

Provision for loan losses was $830 thousand for the first quarter of 2021 compared to $2.1 million for the first quarter of 2020. As the pandemic has progressed, restrictions have been eased and additional stimulus was injected into the economy. With the government relief and the vaccination programs, and resumption of many business activities, the negative impacts of the pandemic have not yet been realized.

For the first quarter of 2021, noninterest income totaled $9.2 million, an increase of $2.3 million, or 33.7%, compared to the prior year’s first quarter.

Noninterest income
(unaudited - dollars in thousands)	Three months ended March 31,
	2021	2020	$ change	% change
Service charges	$1,256	$1,468	$(212)	-14.4%
Net loss on sale of securities	(1)	—	(1)	0.0%
Net gain/(loss) on equity securities	88	(141)	229	162.4%
Net gain on sale of loans	2,745	827	1,918	231.9%
ATM/Interchange fees	1,248	894	354	39.6%
Wealth management fees	1,146	1,006	140	13.9%
Bank owned life insurance	243	250	(7)	-2.8%
Tax refund processing fees	1,900	1,900	—	0.0%
Swap fees	76	338	(262)	-77.5%
Other	489	334	155	46.4%

Total noninterest income	$9,190	$6,876	$2,314	33.7%

Service charge income decreased primarily due to a $275.5 thousand decrease in overdraft fees. Since the beginning of the COVID-19 pandemic, customer behavior has changed, resulting in fewer overdrafts.

Net gain on sale of loans increased due to an increase in the volume of loans sold of $42.2 million as well as an increase in the premium on sold loans of 120 basis points, compared to a year ago.

ATM/Interchange fees increased as a result of increased transaction volume and incentives from our network providers.

Wealth management fees increased as a result of increased assets under management, primarily driven by market gains.

For the first quarter of 2021, noninterest expense totaled $19.4 million, an increase of $1.5 million, or 8.6%, compared to the prior year’s first quarter.

Noninterest expense
(unaudited - dollars in thousands)	Three months ended March 31,
	2021	2020	$ change	% change
Compensation expense	$11,782	$10,871	$911	8.4%
Net occupancy and equipment	1,638	1,482	156	10.5%
Contracted data processing	443	450	(7)	-1.6%
Taxes and assessments	884	579	305	52.7%
Professional services	738	737	1	0.1%
Amortization of intangible assets	223	231	(8)	-3.5%
ATM/Interchange expense	593	447	146	32.7%
Marketing	299	356	(57)	-16.0%
Software maintenance expense	508	437	71	16.2%
Other	2,282	2,266	16	0.7%

Total noninterest expense	$19,390	$17,856	$1,534	8.6%

Compensation expense increased primarily due to annual pay increases, which occur every year in April and commissions. Annual pay increases in April 2020 averaged 3.3%. Commissions increased $421.2 thousand, or 32.8% as a result of increased loan activity.

The increase in net occupancy is the result of increased COVID-19 pandemic related expenses to janitorial services and supplies of $129 thousand and an increase in grounds maintenance of $150 thousand for snow removal. These increases were partially offset by a decrease in equipment expense of $104.8 thousand.

The quarter-over-quarter increase in taxes and assessments was primarily attributable to an increase in the FDIC assessment of $159.0 thousand due to credit for small banks applied to the March 2020 assessments.

The efficiency ratio was 54.9% for the quarter ended March 31, 2021 compared to 60.7% for the quarter ended March 31, 2020. The change in the efficiency ratio is primarily due to increases in both noninterest income and net interest income.

Civista’s effective income tax rate for the first quarter 2021 was 15.9% compared to 13.1% in 2020.

Balance Sheet

Total assets increased $294.5 million, or 10.7%, from December 31, 2020 to March 31, 2021, primarily due to an increase in cash of $297.7 million, or 213.4%. Loans held for sale increased $3.8 million, or 53.8%. The loan portfolio increased $2.7 million, which includes an increase in PPP loans of $29.3 million.

End of period loan balances
(unaudited - dollars in thousands)
	March 31, 2021	December 31, 2020	$ Change	% Change
Commercial and Agriculture [1]	$419,666	$409,876	$9,790	2.4%
Commercial Real Estate:
Owner Occupied	274,747	278,413	(3,666)	-1.3%
Non-owner Occupied	723,656	705,072	18,584	2.6%
Residential Real Estate	431,506	442,588	(11,082)	-2.5%
Real Estate Construction	171,121	175,609	(4,488)	-2.6%
Farm Real Estate	28,043	33,102	(5,059)	-15.3%
Consumer and Other	11,500	12,842	(1,342)	-10.5%

Total Loans	$2,060,239	$2,057,502	$2,737	0.1%

[1]	March 31, 2021 includes PPP loans totaling $246,636 and December 31, 2020 includes PPP loans totaling $217,295.

Loan balances were flat in the first quarter, including the PPP balances. Removing the effect of the PPP loans, the loan portfolio declined $26.6 million or 1.4%. Commercial Real Estate continued to grow due to consistent demand in the Non-owner Occupied category. Due to an influx of governmental stimulus money through PPP and individual incentives, revolving lines of credit reduced $21.2 million ($17.9 million commercial and $3.3 million consumer). Real Estate Construction fell slightly as a few projects that were completed moved to other categories and construction draws slow down due to the weather. Construction demand remains strong and construction availability remains near all-time highs. The decrease in Residential Real Estate continues as a result of portfolio loans refinanced into saleable mortgage products.

Paycheck Protection Program

In total, we processed over 3,500 loans totaling $387.6 million, of which $141.0 million have been forgiven or have paid off. Prepaid SBA fees totaling approximately $15.6 million have been booked and are being recognized in interest income over the life of the PPP loans, or as the underlying loan is forgiven by the SBA. During the quarter, $3.1 million of PPP fees were accreted to income. At March 31, 2021, $7.8 million of prepaid SBA fees remain.

“We believe that the PPP program has been instrumental in assisting small businesses and their employees. The SBA tightened the rules for PPP Round 2 to focus aid to smaller businesses and reduce potential fraud. This resulted in a lower number or applications. During the quarter, we approved 1,238 new loans, funding a total of $119.8 million. We expect to continue to support our customers until the funding runs out” said Dennis G. Shaffer, President and CEO of Civista.

COVID-19 Loan Modifications

In the 2nd quarter of 2020, in the initial days of the pandemic, Civista booked 90-day payment modifications on 813 loans totaling $431.3 million. Additional 90-day modifications were extended on 100 of these loans, totaling $124.4 million. Both deferral programs primarily consisting of the deferral of principal and/or interest payments. All subsequent modifications were on loans which were performing at December 31, 2019 and comply with the provisions of the CARES Act to not be considered a troubled debt restructuring. As of March 31, 2021, the remaining loans modified under the CARES Act total $70.7 million.

Details with respect to the loan modifications that remain on deferred status are as follows:

Loans currently modified under COVID-19 programs

(unaudited - dollars in thousands)

Type of Loan	Number of Loans	Balance	Percent of loans outstanding [1]
Commercial and Agriculture	21	$4,514	0.25%
Commercial Real Estate:
Owner Occupied	8	10,876	0.60%
Non-owner Occupied	18	48,882	2.70%
Real Estate Construction	2	5,905	0.33%
Residential Real Estate	2	483	0.03%

	51	$70,660	3.43%

Deposits

Total deposits increased $286.5 million, or 13.1%, from December 31, 2020 to March 31, 2021.

End of period deposit balances

(unaudited - dollars in thousands)

	March 31, 2021	December 31, 2020	$ Change	% Change
Noninterest-bearing demand	$917,598	$720,809	$196,789	27.3%
Interest-bearing demand	487,956	410,139	77,817	19.0%
Savings and money market	794,521	771,612	22,909	3.0%
Time deposits	275,832	286,838	(11,006)	-3.8%

Total Deposits	$2,475,907	$2,189,398	$286,509	13.1%

The increase in noninterest-bearing demand of $196.8 million was primarily due to a $136.9 million increase in balances related to the tax refund processing program, which is temporary. Additionally, business demand deposit accounts increased $37.9 million, primarily due to the deposit of PPP loan proceeds. Interest-bearing demand deposits increased due to a $62.5 million increase in public fund accounts and a $27.9 million increase in non-public fund accounts. The increase in savings and money market was primarily due to a $34.7 million increase in personal money markets, a $27.9 million increase in statement savings and a $4.3 million increase in business money markets. These increases were partially offset by a decrease of $48.8 million increase in brokered money market accounts.

FHLB advances totaled $125.0 million at March 31, 2021, unchanged from December 31, 2020.

Stock Repurchase Program

During the first quarter of 2021, Civista repurchased 181,627 shares for $3.9 million at a weighted average price of $21.39 per share. These repurchases were part of the $13.5 million repurchase authorization which was approved in April 2020.

Mr. Shaffer continued, “We view share repurchase as an integral part of our capital management. In April of 2020 our board authorized a $13.5 million repurchase. With the uncertainty of the pandemic, we paused on our share repurchases until the third quarter of 2020 and as a result, did not repurchase all $13.5 million. Earlier this week, our board of directors authorized another $13.5 million repurchase.”

Shareholder Equity

Total shareholders’ equity was unchanged from December 31, 2020 to March 31, 2021. Retained earnings increased $8.9 million and was offset by a decrease in other comprehensive income of $5.1 million and by a $4.0 million repurchase of treasury shares.

Asset Quality

Civista recorded net recoveries of $275 thousand for the three months of 2021 compared to net recoveries of $55 thousand for the same period of 2020. The allowance for loan losses to loans was 1.27% at March 31, 2021 and 1.22% at December 31, 2020. Without the PPP loans, the allowance ratio would have been 17 basis points higher.

Allowance for Loan Losses
(dollars in thousands)
	March 31, 2021	March 31, 2020
Beginning of period	$25,028	$14,767
Charge-offs	(46)	(24)
Recoveries	321	79
Provision	830	2,126

End of period	$26,133	$16,948

Non-performing assets at March 31, 2021 were $6.2 million, a 15.7% decrease from December 31, 2020. The non-performing assets to assets ratio decreased to 0.20% from 0.27% at December 31, 2020. The allowance for loan losses to non-performing loans increased to 423.09% from 343.05% at December 31, 2020.

Non-performing Assets
(dollars in thousands)	March 31,	December 31,
	2021	2020
Non-accrual loans	$4,360	$5,399
Restructured loans	1,817	1,897

Total non-performing loans	6,177	7,296
Other Real Estate Owned	—	31

Total non-performing assets	$6,177	$7,327

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the first quarter of 2021 at 1:00 p.m. ET on Friday, April 23, 2021. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. first quarter 2021 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $3.1 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 37 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at HUwww.civb.comUH. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”.

For additional information, contact:

Dennis G. Shaffer

CEO and President

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended
	March 31,
	2021	2020
Interest income	$25,725	$25,002
Interest expense	1,897	2,887

Net interest income	23,828	22,115
Provision for loan losses	830	2,126

Net interest income after provision	22,998	19,989
Noninterest income	9,190	6,876
Noninterest expense	19,390	17,856

Income before taxes	12,798	9,009
Income tax expense	2,040	1,176

Net income	$10,758	$7,833
Dividends paid per common share	$0.12	$0.11
Earnings per common share, basic and diluted	$0.68	$0.47
Average shares outstanding, basic and diluted	15,867,588	16,517,745
Selected financial ratios:
Return on average assets (annualized)	1.36%	1.22%
Return on average equity (annualized)	12.48%	9.47%
Dividend payout ratio	17.65%	23.40%
Net interest margin (tax equivalent)	3.30%	4.10%

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
	(unaudited)	(unaudited)
Cash and due from financial institutions	$437,238	$139,522
Investment securities	357,798	364,350
Loans held for sale	10,769	7,001
Loans	2,060,239	2,057,502
Less: allowance for loan losses	(26,133)	(25,028)

Net loans	2,034,106	2,032,474
Other securities	20,537	20,537
Premises and equipment, net	22,265	22,580
Goodwill and other intangibles	84,682	84,926
Bank owned life insurance	46,219	45,976
Other assets	43,754	45,552

Total assets	$3,057,368	$2,762,918

Total deposits	$2,475,907	$2,189,398
Federal Home Loan Bank advances	125,000	125,000
Securities sold under agreements to repurchase	29,513	28,914
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	47,463	40,071
Total shareholders’ equity	350,058	350,108

Total liabilities and shareholders’ equity	$3,057,368	$2,762,918

Shares outstanding at period end	15,750,479	15,898,032

Book value per share	$22.23	$22.02
Equity to asset ratio	11.45%	12.67%

Selected asset quality ratios:
Allowance for loan losses to total loans	1.27%	1.22%
Non-performing assets to total assets	0.20%	0.27%
Allowance for loan losses to non-performing loans	423.09%	343.05%

Non-performing asset analysis
Nonaccrual loans	$4,360	$5,399
Troubled debt restructurings	1,817	1,897
Other real estate owned	—	31

Total	$6,177	$7,327

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

End of Period Balances	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Assets
Cash and due from banks	$437,238	$139,522	$194,773	$196,520	$256,023
Investment securities	357,798	364,350	366,691	369,181	366,689
Loans held for sale	10,769	7,001	13,256	18,523	7,632
Loans	2,060,239	2,057,502	2,040,940	2,022,965	1,743,125
Allowance for loan losses	(26,133)	(25,028)	(22,637)	(20,420)	(16,948)

Net Loans	2,034,106	2,032,474	2,018,303	2,002,545	1,726,177
Other securities	20,537	20,537	20,537	20,537	20,280
Premises and equipment, net	22,265	22,580	22,958	23,137	22,443
Goodwill and other intangibles	84,682	84,926	84,896	84,852	84,919
Bank owned life insurance	46,219	45,976	45,732	45,489	45,249
Other assets	43,754	45,552	50,847	51,369	46,444

Total Assets	$3,057,368	$2,762,918	$2,817,993	$2,812,153	$2,575,856

Liabilities
Total deposits	$2,475,907	$2,189,398	$2,068,769	$2,069,261	$1,991,939
Federal Home Loan Bank advances	125,000	125,000	125,000	125,000	142,000
Securities sold under agreement to repurchase	29,513	28,914	25,813	23,608	22,699
Other borrowings	—	—	183,695	183,695	—
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	47,463	40,071	43,234	44,549	61,624

Total liabilities	2,707,310	2,412,810	2,475,938	2,475,540	2,247,689

Shareholders’ Equity
Common shares	277,164	277,039	276,940	276,841	276,546
Retained earnings	101,899	93,048	84,628	78,712	73,972
Treasury shares	(38,574)	(34,598)	(33,900)	(32,594)	(32,239)
Accumulated other comprehensive income	9,569	14,619	14,387	13,654	9,888

Total shareholders’ equity	350,058	350,108	342,055	336,613	328,167

Total Liabilities and Shareholders’ Equity	$3,057,368	$2,762,918	$2,817,993	$2,812,153	$2,575,856

Quarterly Average Balances
Assets:
Earning assets	$3,006,653	$2,603,961	$2,617,884	$2,528,006	$2,232,168
Securities	382,313	386,179	388,594	386,838	385,187
Loans	2,069,419	2,072,477	2,040,492	1,972,969	1,725,685
Liabilities and Shareholders’ Equity
Total deposits	$2,632,782	$2,144,865	$2,084,791	$2,108,227	$1,975,133
Interest-bearing deposits	1,532,759	1,458,967	1,401,318	1,317,336	1,175,593
Other interest-bearing liabilities	185,605	278,357	362,965	302,267	209,909
Total shareholders’ equity	349,625	343,335	339,278	330,524	332,602

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Income statement	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Total interest and dividend income	$25,725	$25,721	$24,558	$24,584	$25,002
Total interest expense	1,897	2,190	2,552	2,509	2,887

Net interest income	23,828	23,531	22,006	22,075	22,115
Provision for loan losses	830	2,250	2,250	3,486	2,126
Noninterest income	9,190	7,666	6,786	6,854	6,876
Noninterest expense	19,390	16,968	17,727	18,114	17,856

Income before taxes	12,798	11,979	8,815	7,329	9,009
Income tax expense	2,040	1,806	1,133	825	1,176

Net income	$10,758	$10,173	$7,682	$6,504	$7,833

Common shares dividend paid	$1,907	$1,753	$1,766	$1,764	$1,835

Per share data

Earnings per common share Basic and diluted	$0.68	$0.64	$0.48	$0.41	$0.47
Dividends paid per common share	0.12	0.11	0.11	0.11	0.11
Average common shares outstanding, Basic and diluted	15,867,588	15,915,369	16,045,544	16,044,125	16,517,745

Asset quality
Allowance for loan losses, beginning of period	$25,028	$22,637	$20,420	$16,948	$14,767
Charge-offs	(46)	(139)	(185)	(116)	(24)
Recoveries	321	280	152	102	79
Provision	830	2,250	2,250	3,486	2,126

Allowance for loan losses, end of period	$26,133	$25,028	$22,637	$20,420	$16,948

Ratios
Allowance to total loans	1.27%	1.22%	1.11%	1.01%	0.97%
Allowance to nonperforming assets	423.09%	341.59%	292.88%	262.14%	197.97%
Allowance to nonperforming loans	423.09%	343.05%	292.88%	262.14%	197.97%

Nonperforming assets
Nonperforming loans	$6,177	$7,296	$7,729	$7,790	$8,561
Other real estate owned	—	31	—	—	—

Total nonperforming assets	$6,177	$7,327	$7,729	$7,790	$8,561

Capital and liquidity
Tier 1 leverage ratio	9.23%	10.77%	10.73%	10.43%	10.66%
Tier 1 risk-based capital ratio	15.20%	14.74%	14.73%	12.99%	14.33%
Total risk-based capital ratio	16.45%	15.99%	15.94%	13.97%	15.25%
Tangible common equity ratio (1)	9.00%	9.98%	9.47%	9.29%	9.82%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$350,058	$350,108	$342,055	$336,613	$328,167
Less: Goodwill and intangible assets	82,458	82,681	82,907	83,135	83,363

Tangible common equity (Non-GAAP)	$267,600	$267,427	$259,148	$253,478	$244,804

Total Shares Outstanding	15,750,479	15,898,032	15,945,479	16,052,979	16,064,010

Tangible book value per share	$16.99	$16.82	$16.25	$15.79	$15.24

Tangible Assets
Total Assets - GAAP	$3,057,368	$2,762,918	$2,817,993	$2,812,153	$2,575,856
Less: Goodwill and intangible assets	82,458	82,681	82,907	83,135	83,363

Tangible assets (Non-GAAP)	$2,974,910	$2,680,237	$2,735,086	$2,729,018	$2,492,493

Tangible common equity to tangible assets	9.00%	9.98%	9.47%	9.29%	9.82%